Exhibit 10.21

DESCRIPTION OF COMPENSATORY ARRANGEMENTS

BETWEEN VARIAN, INC. AND NON-EMPLOYEE DIRECTORS

Each director (other than the Chairman of the Board) who is not a Company employee is paid an annual retainer fee of $30,000. Each non-employee director is also paid $2,000 for each Board meeting attended in person, $1,000 for each Board meeting attended by telephone and $1,000 for each Board committee meeting attended in person or by telephone (effective following the next annual meeting of the Company’s stockholders, scheduled to be held on February 3, 2005, this committee meeting fee will be increased to $1,500). The director who chairs the Audit Committee of the Board is paid an additional annual retainer fee of $15,000. The directors who chair the Compensation and the Nominating and Governance Committees of the Board are each paid an additional annual retainer fee of $5,000 (effective following the next annual meeting of the Company’s stockholders, scheduled to be held on February 3, 2005, this additional annual retainer fee will be increased to $7,500).

The non-employee Chairman of the Board is paid an annual retainer fee of $120,000 (in lieu of any other annual retainer, committee chair or attendance fees).

Directors may elect to receive, in lieu of all or a portion of the retainer, chairman or meeting fees described above, shares of the Company’s common stock based on the fair market value of the Company’s common stock on the date the fees would have been paid.

Under the Company’s Omnibus Stock Plan, each director who is not a Company employee receives upon initial appointment or election to the Board a nonqualified stock option to acquire 10,000 shares of the Company’s common stock, and receives annually thereafter a nonqualified stock option to acquire 5,000 shares of the Company’s common stock. In lieu of these grants, the non-employee Chairman of the Board receives upon initial appointment as such a nonqualified stock option to acquire 50,000 shares of the Company’s common stock. All such stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date, are vested and exercisable beginning on the grant date and have a ten-year term.

Each director is reimbursed for all reasonable out-of-pocket expenses that such director and his or her spouse incurs attending Board meetings and functions.